AMENDMENT
TO
EMBREX, INC.
INCENTIVE STOCK OPTION AND
NONSTATUTORY STOCK OPTION PLAN (JUNE 1993)
(Amended and Restated as of July 2002)

THIS AMENDMENT to the Embrex, Inc. Incentive Stock Option and Nonstatutory Stock Option Plan (June 1993) (the “Plan”) is made effective as of the 16th day of May, 2002.

WHEREAS, the Plan was previously amended and restated in July 2000;

WHEREAS, the Board of Directors of Embrex, Inc. (the “Company”) has determined that it would be in the best interests of the Company and its shareholders to further amend the Plan to increase the number of shares of the Company’s Common Stock that may be issued under the Plan from 2,600,000 to 3,400,000;

WHEREAS, on February 21, 2002, the Board of Directors approved, subject to shareholder approval, an amendment to the Plan to increase the number of shares of Common Stock that may be issued under the Plan from 2,600,000 to 3,400,000 and recommended that the shareholders approve the proposed amendment; and

WHEREAS, the Company’s shareholders approved the proposed amendment to the Plan at the Company’s Annual Meeting of Shareholders held on May 16, 2002;

NOW, THEREFORE, pursuant to Section 19 of the Plan, the Plan is hereby amended by deleting the second sentence of Section 4 in its entirety and replacing it with the following:

“Subject to adjustment as provided in Section 14 of the Plan, the maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan is Three Million Four Hundred Thousand (3,400,000) shares.”

This Amendment is limited as specified and shall not constitute a modification or amendment of any other provision of the Plan or any option agreement issued pursuant to the Plan.

Approved by the Board of Directors on February 21, 2002, and approved by the shareholders on May 16, 2002.

ATTESTED BY:

/s/ DON T. SEAQUIST
Don T. Seaquist Secretary